Exhibit 99.1

NEWS RELEASE

For further information contact:

Kirk J. Meche David S. Schorlemer
Chief Executive Officer Chief Financial Officer
713.714.6100 713.714.6100
FOR IMMEDIATE RELEASE
June 1, 2017

GULF ISLAND FABRICATION, INC.
ANNOUNCES CONTRACT AWARD

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today announced, that though its subsidiary Gulf Island Shipyards, LLC, it has executed a contract with Suderman & Young Towing Company for the construction of four (4) Z-Tech 30-80 Class Terminal/Escort Tugs. Revenue and man-hour backlog associated with this award will be included in the second quarter 2017 results.

“We are excited to have the opportunity to build these vessels and are pleased with the confidence Suderman & Young Towing Company has placed with our company. These vessels will be built at our Jennings, Louisiana location,” stated Kirk J. Meche, President and C.E.O. of Gulf Island Fabrication, Inc.

“With a large and modern tugboat fleet, Suderman & Young Towing Company continues to be the first name in general harbor and coastal marine tug-towing services for over a century. Serving the Texas Gulf Coast 24/7 and towing a wide range of marine vessels, you won’t find a more experienced tugboat fleet than that of Suderman & Young. We are confident in Gulf Island’s proven track record to deliver these vessels, “ stated Kirk Jackson, President of Suderman & Young.

Gulf Island Fabrication, Inc. is a leading fabricator of complex steel structures and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy projects, research, and shipping and marine transportation operations. The Company also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities. Our corporate headquarters is located in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and Aransas Pass and Ingleside, Texas.

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